Exhibit 10.1

PARENT SUPPORT AGREEMENT

This PARENT SUPPORT AGREEMENT (this “Agreement”), dated as of July 22, 2026, is made by and among Westin Acquisition Corp., a Cayman Islands exempted company (“Parent”), First Choice Healthcare Solutions, Inc., a Delaware corporation (the “Company”), and each of the Persons identified on Schedule A hereto (each, a “Parent Supporting Shareholder” and, collectively, the “Parent Supporting Shareholders”). Parent, the Company and the Parent Supporting Shareholders are referred to herein collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Parent, the Company and First Choice Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into that certain Business Combination Agreement, dated as of July 22, 2026 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, as of the date hereof, each Parent Supporting Shareholder is the record or beneficial owner of the Parent Ordinary Shares, Parent Units and/or Parent Rights set forth opposite such Parent Supporting Shareholder’s name on Schedule A (together with any other equity securities of Parent acquired by such Parent Supporting Shareholder after the date hereof, the “Subject Securities”);

WHEREAS, pursuant to the Business Combination Agreement, Parent will domesticate as a Nevada corporation and change its name to “Wellgevity 360, Inc.” (“PubCo”) one Business Day prior to the Closing, following which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of PubCo; and

WHEREAS, as a condition and inducement to the willingness of Parent and the Company to enter into the Business Combination Agreement, the Parent Supporting Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote.

(a) From the date hereof until the Expiration Time (as defined in Section 11), at each meeting of the Parent Shareholders (and at each adjournment or postponement thereof), and in connection with each written consent of the Parent Shareholders, each Parent Supporting Shareholder shall cause all Parent Ordinary Shares included in its Subject Securities and entitled to vote thereon (the “Subject Shares”) to be present for purposes of establishing a quorum and shall vote (or cause to be voted) the Subject Shares: (i) in favor of the Parent Proposals, including the approval and adoption of the Business Combination Agreement and the Transactions, the Domestication and the Merger; (ii) in favor of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Parent Proposals; and (iii) against any Alternative Transaction and against any other action, agreement or proposal that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Transactions or result in a breach of any representation, warranty, covenant or agreement of Parent under the Business Combination Agreement.

(b) Each Parent Supporting Shareholder hereby revokes any proxy, voting agreement or similar arrangement previously granted with respect to the Subject Shares that is inconsistent with this Agreement and agrees not to grant any proxy or enter into any voting agreement or similar arrangement that is inconsistent with this Agreement.

2. Waiver of Redemption Rights. Each Parent Supporting Shareholder hereby irrevocably and unconditionally agrees not to elect to redeem, tender or submit for redemption, or otherwise exercise any right to redeem, any Subject Shares in connection with the Transactions, including any vote to approve the Parent Proposals or any amendment to the Parent Articles made in connection with the Transactions. If any redemption election has been made with respect to any Subject Shares, such Parent Supporting Shareholder shall promptly withdraw, or cause to be withdrawn, such redemption election.

3. Waiver of Anti-Dilution and Similar Protections. Each Parent Supporting Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any adjustment to the conversion ratio or any anti-dilution, preemptive, conversion, redemption or similar protection with respect to any Parent Class B Ordinary Shares or other Subject Securities that may arise under the Parent Articles or any other agreement in connection with the Transactions or the issuance of PubCo Common Stock or any other securities contemplated by the Business Combination Agreement or any Additional Agreement. Without limiting the foregoing, each Parent Supporting Shareholder agrees that its Parent Class B Ordinary Shares shall convert in connection with the Domestication on a one-for-one basis into shares of PubCo Common Stock, subject only to adjustments expressly contemplated by the Business Combination Agreement.

4. Transfer Restrictions.

(a) From the date hereof until the Expiration Time, no Parent Supporting Shareholder shall, directly or indirectly: (i) sell, assign, transfer (including by operation of law), tender, pledge, hypothecate, encumber, gift or otherwise dispose of any Subject Securities or any interest therein (each, a “Transfer”); (ii) deposit any Subject Securities into a voting trust or enter into a voting agreement, proxy or other arrangement with respect to the voting of any Subject Shares that is inconsistent with this Agreement; (iii) enter into any contract, option, derivative, hedging or other arrangement with respect to the Transfer or economic consequences of ownership of any Subject Securities; or (iv) take any action that would reasonably be expected to prevent or materially delay the performance of its obligations under this Agreement.

(b) Notwithstanding Section 4(a), a Parent Supporting Shareholder may Transfer Subject Securities: (i) to an Affiliate; (ii) in the case of an individual, by gift to an immediate family member, a trust for the benefit of an immediate family member or a charitable organization, by will or intestacy, or pursuant to a qualified domestic relations order; or (iii) with the prior written consent of the Parent and the Company; provided that, in each case, the transferee executes and delivers to Parent and the Company, before such Transfer, a joinder to this Agreement in form and substance reasonably satisfactory to Parent and the Company. Any Transfer in violation of this Section 4 shall be null and void.

5. Additional Securities. If, after the date hereof, a Parent Supporting Shareholder acquires record or beneficial ownership of any additional Parent Ordinary Shares, Parent Units, Parent Rights or other equity or voting securities of Parent (including by stock dividend, stock split, recapitalization, purchase, conversion, exchange or otherwise), such securities shall automatically become Subject Securities and be subject to this Agreement. Each Parent Supporting Shareholder shall promptly notify Parent and the Company in writing of any such acquisition and of any change in the information set forth opposite its name on Schedule A.

6. Further Assurances; No Inconsistent Agreement. Each Parent Supporting Shareholder shall execute and deliver such additional documents and take such further actions as may be reasonably requested by Parent or the Company to carry out this Agreement and consummate the Transactions. Each Parent Supporting Shareholder represents and covenants that it has not entered into, and shall not enter into, any agreement or arrangement that would restrict, limit, interfere with or be inconsistent with the performance of its obligations under this Agreement.

7. Consent to Disclosure. Each Parent Supporting Shareholder consents to the publication and disclosure in the Registration Statement and any other filing, document or communication required by applicable securities Laws, the SEC, Nasdaq or any other Authority of: (a) such Parent Supporting Shareholder’s identity; (b) its beneficial ownership of the Subject Securities; and (c) the nature of its commitments, arrangements and understandings under this Agreement. Each Parent Supporting Shareholder shall promptly provide information reasonably requested by Parent or the Company for any filing or approval sought in connection with the Transactions.

8. Representations and Warranties of the Parent Supporting Shareholders. Each Parent Supporting Shareholder, severally and not jointly, represents and warrants to Parent and the Company as follows:

(a) Ownership. Such Parent Supporting Shareholder is the record or beneficial owner of the Subject Securities set forth opposite its name on Schedule A, free and clear of all Liens other than transfer restrictions under applicable securities Laws, the Parent Articles and this Agreement. Such Parent Supporting Shareholder has sole voting power (or the power to direct the voting) with respect to the Subject Shares, and the Subject Securities set forth on Schedule A constitute all equity and voting securities of Parent owned of record or beneficially by such Parent Supporting Shareholder as of the date hereof.

(b) Organization; Authority. If such Parent Supporting Shareholder is an entity, it is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary organizational action. If such Parent Supporting Shareholder is an individual, such individual has full legal capacity, right and authority to execute and deliver this Agreement and perform his or her obligations hereunder.

(c) Binding Agreement. This Agreement has been duly executed and delivered by such Parent Supporting Shareholder and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of such Parent Supporting Shareholder, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(d) No Conflict. The execution and delivery of this Agreement and the performance of such Parent Supporting Shareholder’s obligations hereunder do not and will not: (i) violate any applicable Law; (ii) if such Parent Supporting Shareholder is an entity, violate its Organizational Documents; (iii) conflict with or result in a breach of any Contract binding upon it or the Subject Securities; or (iv) require any consent or approval that has not been obtained, except, in the case of clauses (i), (iii) and (iv), as would not reasonably be expected to prevent or materially delay such Parent Supporting Shareholder’s performance of its obligations hereunder.

(e) Proceedings. There is no Action pending or, to such Parent Supporting Shareholder’s knowledge, threatened against it that would reasonably be expected to prevent or materially delay the performance of its obligations under this Agreement.

(f) Reliance. Such Parent Supporting Shareholder has reviewed the Business Combination Agreement and this Agreement, has had an opportunity to consult with its legal, tax and financial advisors, and is entering into this Agreement voluntarily and without reliance on any representation or warranty other than those expressly set forth in this Agreement or the Business Combination Agreement.

9. Capacity. Each Parent Supporting Shareholder enters into this Agreement solely in its capacity as a record or beneficial owner of the Subject Securities. Nothing in this Agreement shall limit or affect any action or inaction by any individual serving as a director, officer or fiduciary of Parent when acting in such capacity; provided that this Section 9 shall not relieve any Parent Supporting Shareholder of its obligations under this Agreement.

10. No Ownership Interest. Nothing in this Agreement shall be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership of the Subject Securities. Except for the restrictions and obligations expressly set forth herein, all rights, ownership and economic benefits relating to the Subject Securities shall remain vested in the applicable Parent Supporting Shareholder.

11. Termination. This Agreement shall terminate and be of no further force or effect upon the earliest of: (a) the Merger Effective Time; (b) the valid termination of the Business Combination Agreement in accordance with Article X thereof; and (c) the written agreement of Parent and the Company (the “Expiration Time”). Upon termination, no Party shall have any further obligation or liability under this Agreement; provided that such termination shall not relieve any Party from liability for any Willful Breach or Fraud occurring prior to termination. Sections 11 through 16 shall survive any termination of this Agreement to the extent applicable.

12. Specific Performance. The Parties acknowledge that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages would not be an adequate remedy. Accordingly, each Party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and enforce its terms, without proof of actual damages or the posting of any bond, in addition to any other remedy available at law or in equity.

13. Several Obligations. The representations, warranties, covenants and agreements of the Parent Supporting Shareholders under this Agreement are several and not joint or joint and several. No Parent Supporting Shareholder shall be responsible for the breach of this Agreement by any other Parent Supporting Shareholder.

14. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be made in accordance with Section 11.4 of the Business Combination Agreement. Any notice to a Parent Supporting Shareholder shall be delivered to the address or email address set forth opposite such Parent Supporting Shareholder’s name on Schedule A.

15. Incorporation by Reference. Sections 1.3 (Construction), 11.2 (Amendments; No Waivers; Remedies), 11.6 (No Assignment or Delegation), 11.7 (Governing Law), 11.8 (Waiver of Jury Trial), 11.9 (Submission to Jurisdiction), 11.10 (Counterparts; Electronic Signatures), 11.11 (Entire Agreement) and 11.12 (Severability) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

16. Amendment of Schedule A. Schedule A may be amended by Parent and the Company from time to time to add a Person that executes a joinder to this Agreement and to reflect changes in ownership of Subject Securities permitted by this Agreement, without the consent of any other Parent Supporting Shareholder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Parent Support Agreement to be duly executed as of the date first written above.

WESTIN ACQUISITION CORP.

By:
Name:	Stanney Majawit
Title:	Chief Financial Officer

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

By:
Name:	Lance Friedman
Title:	Chief Executive Officer

PARENT SUPPORTING SHAREHOLDER:

[NAME OF PARENT SUPPORTING SHAREHOLDER]

By:
Name:
Title:

SCHEDULE A

PARENT SUPPORTING SHAREHOLDERS AND SUBJECT SECURITIES

Parent Supporting Shareholder	Parent Class A Ordinary Shares	Parent Class B Ordinary Shares	Parent Units	Parent Rights	Notice Address	Email
Westin Investment Co. Ltd	[●]	[●]	[●]	[●]	[●]	[●]

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